EXHIBIT 19

                    STATE STREET BANK AND TRUST COMPANY
                            255 Franklin Street
                        Boston, Massachusetts 02110





Dear ESOP Participant:

The Number of shares listed on the Direction Form recently mailed to you (Your Shares:) is the number of Series B ESOP Convertible Preferred ("ESOP) shares currently allocated to your account.

Although the ESOP's shares have been converted in total, the Plan Recordkeeper has not reflected the conversion on the individual participant accounts. These shares and a final allocation will be converted at a ratio of one and one-half to one Common share for each ESOP share in the near future and credited to your account.

Your instructions to the Trustee is for the tender of the shares of Common Stock that your ESOP shares will be converted into.

Once the final allocation is done, the conversion to Common Stock will take place and a new participant account statement will be forwarded to you.

Due to the timing of the tender offer, we were unable to wait for the final allocation and conversion in order to afford you the opportunity to participate. This final allocation will also be eligible for the tender offer.

Please make your selection on the Direction Form you have already received and return it promptly to the Trustee in the reply envelope already provided to you.

                                   Sincerely,

                                   State Street Bank and Trust Company,
                                   Trustee of The Turner Corporation
                                   Employee Stock Ownership Plan